Exhibit 5.1

May 21, 2008

The Providence Service Corporation

5524 East Fourth Street

Tucson, Arizona 85711

Gentlemen and Ladies:

You have requested our opinion with respect to the offering by you, The Providence Service Corporation, a Delaware corporation (the “Company”), pursuant to a Registration Statement on Form S-8 (the “Registration Statement”) to be filed under the Securities Act of 1933, as amended (the “Act”), of up to 1,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), issuable upon the exercise of options or upon the grant of other stock-based awards (collectively, the “Plan Awards”) available for future grant under the Company’s 2006 Long-Term Incentive Plan, as amended (the “Plan”) as a result of an amendment to the Plan approved by the stockholders of the Company on May 21, 2008.

In rendering this opinion, we have examined only the following documents: (i) the Company’s Second Amended and Restated Certificate of Incorporation; (ii) the Company’s Amended and Restated Bylaws; (iii) resolutions adopted by the Board of Directors, the Compensation Committee of the Board of Directors and stockholders of the Company; (iv) the Plan; and (v) certificate of certain officers of the Company. We have not performed any independent investigation other than the document examination described. Our opinion is therefore qualified in all respects by the scope of that document examination. We have assumed and relied, as to questions of fact and mixed questions of law and fact, on the truth, completeness, authenticity and due authorization of all documents and records examined and the genuineness of all signatures appearing on all documents presented to us as originals, and the conformity to the originals of all documents presented to us as conformed or reproduced copies.

In rendering this opinion, we have assumed that (i) the Shares will be issued in accordance with the terms and conditions of the Plan and the Plan Awards, (ii) at the time of issuance of any Shares, there shall be a sufficient number of duly authorized and unissued shares of the Company’s common stock to accommodate the issuance of the Shares, and (iii) the per share consideration received by the Company in exchange for the issuance of any Shares shall not be less than the par value per share of the Company’s common stock.

This opinion is limited to the laws of the State of Delaware. In rendering this opinion, we have assumed compliance with all other laws, including federal laws and state securities laws.

May 21, 2008

Based upon and subject to the foregoing and the qualifications and limitations set forth below, we are of the opinion that:

The Shares, when sold, paid for and issued as contemplated by the terms of the Plan and the Plan Awards, will be validly issued, fully paid and nonassessable.

This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect facts or circumstances that may hereafter come to our attention or any changes in laws that may hereafter occur.

This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters stated herein.

We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.

Very truly yours,

/s/ Blank Rome LLP
BLANK ROME LLP